Exhibit 11.1 - Statement re: computation of per-share earnings


                                                                                                                 Three Months
                                                                                                                    Ended
                                                                      Year Ended December 31,                      March 31,
                                                                      -----------------------                    ------------
                                                                 1994           1995           1996           1996       1997
                                                               --------       --------       --------       -------     -------
Primary
Weighted average shares outstanding                            2,994,856      2,994,856      4,287,956     3,284,181   5,977,153

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                                       -              -              -             -       1,386,604
                                                               ---------      ---------      ---------     ---------   ---------
Total                                                          2,994,856      2,994,856      4,287,956     3,284,181   7,363,757
                                                               =========      =========      =========     =========   =========
Net loss                                                        (707,614)      (956,125)   (15,898,897)     (394,801)    643,134

Net loss per share                                                 (0.24)         (0.32)         (3.71)         (.12)        .09
                                                               =========      =========     ==========     =========   =========

Fully diluted

Weighted average shares outstanding                            2,994,856(1    2,994,856(1    4,287,956(1)  3,284,181   5,977,153

Net effect of dilutive stock options-
  based on the treasury stock method
  using the higher of ending or average market price                -              -              -             -      1,386,604
                                                               ---------      ---------     ----------     ---------   ---------

Total                                                          2,994,856      2,994,856      4,287,956     3,284,181   7,363,757
                                                               =========      =========     ==========     =========   =========

Net loss                                                        (707,614)      (956,125)   (15,898,897)     (394,801)    643,134
                                                               =========      =========     ==========     =========   =========

Net loss per share                                                 (0.24)         (0.32)         (3.71)         (.12)        .09
                                                               =========      =========     ==========     =========   =========




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(1)  Prior to January 16, 1996 the Company was a subsidiary of Central Health
     Holding Company, Inc. and had only 11 shares of common stock issued and outstanding. The 2,994,856 shares issued in the reorganization of the Company on January 17, 1996 have been treated as outstanding for all periods presented.